Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of La Jolla Pharmaceutical Company to be filed on or about July 31, 2007 and to the incorporation by reference therein of our report dated March 7, 2007, with respect to the consolidated financial statements of La Jolla Pharmaceutical Company included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
San Diego, California
July 30, 2007